1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

BD BOARD DECLARES DIVIDEND INCREASE AND AUTHORIZES ADDITIONAL
SHARE REPURCHASES

Franklin Lakes, NJ (November 22, 2005) – The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 21.5 cents per common share, an increase of 3.5 cents per share or 19.4% from the previous quarter. The dividend will be payable on January 3, 2006 to holders of record on December 13, 2005. At the current rate, the annual dividend for fiscal 2006 would be 86 cents per share, a rise of 19.4% from a year ago and 115% from fiscal 2003.

The Board has also authorized BD to repurchase up to 10 million of its common shares. BD plans to use the shares for general corporate purposes. This authorization is in addition to the approximately 4.3 million shares that remained available at September 30, 2005 under a 10 million-share repurchase authorization in November 2004. On September 30, 2005, BD had approximately 248 million common shares outstanding. BD said the new authorization is consistent with continued strong cash flow.

“BD has increased its dividend for 33 consecutive years. Our dividend, along with the repurchasing of our shares, has allowed us to return significant dollars to our shareholders,” said Edward J. Ludwig, BD Chairman, President and Chief Executive Officer. “This provides evidence that our strategy of driving revenue growth through innovation and expanding margins by improving operational effectiveness is working. We will continue to implement it, and we expect our shareholders to continue to be the beneficiaries.”

About BD

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. To learn more about BD, please visit www.bd.com.

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This press release contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues, earnings per share and income, or events or developments that BD expects to occur or anticipates occurring in the future.

All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; changes in interest or foreign currency exchange rates; difficulties inherent in product development and delays in product introductions; changes in regional, national or foreign economic conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); changes in healthcare or other governmental regulation; and issuance of new or revised accounting standards, as well as other factors discussed in this press release and in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.